Exhibit 2.1

EXECUTION VERSION

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 (this “Amendment”), dated as of November 3, 2013, to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 20, 2013, is by and among Berry Petroleum Company, a Delaware corporation (the “Company”), Bacchus HoldCo, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“HoldCo”), Bacchus Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of HoldCo (“Bacchus Merger Sub”), LinnCo, LLC, a Delaware limited liability company (“LinnCo”), Linn Acquisition Company, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of LinnCo (“LinnCo Merger Sub”), and Linn Energy, LLC, a Delaware limited liability company (“LINN”).

WHEREAS, the parties have heretofore entered into the Merger Agreement, which provides for, among other things, (i) the merger of Bacchus Merger Sub with and into the Company, with the Company as the surviving corporation, (ii) the conversion of the Company from a Delaware corporation into a Delaware limited liability company, (iii) the merger of HoldCo with and into LinnCo Merger Sub, with LinnCo Merger Sub continuing as the surviving company and (iv) the contribution by LinnCo of all of the outstanding equity interests in LinnCo Merger Sub to LINN in exchange for the issuance to LinnCo of newly issued units representing limited liability company interests in LINN, all upon the terms and conditions set forth therein;

WHEREAS, the parties desire to amend certain provisions of the Merger Agreement;

WHEREAS, the Board of Directors of each of the Company, HoldCo, Bacchus Merger Sub, LinnCo and LINN have each approved the execution, delivery and performance of this Amendment and the consummation of the transactions contemplated by the Merger Agreement, as amended by this Amendment; and

WHEREAS, LinnCo, as the sole member of LinnCo Merger Sub has approved the execution, delivery and performance of this Amendment and the consummation of the transactions contemplated by the Merger Agreement, as amended by this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements set forth in the Merger Agreement and this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, HoldCo, Bacchus Merger Sub, LinnCo, LinnCo Merger Sub and LINN hereby agree as follows:

1. Definitions. Terms used herein and not defined shall have the meanings ascribed thereto in the Merger Agreement.

2. Exchange Ratio.

(a) The second WHEREAS clause in the recitals to the Merger Agreement is hereby amended by replacing the reference to “1.25” in the second line thereof with “1.68.”

(b) Section 2.1(b)(i) of the Merger Agreement is hereby amended by replacing the reference to “1.25” with “1.68.”

3. Contribution Agreement. The reference to the “Contribution Agreement” in the Merger Agreement shall refer to the Contribution Agreement, as amended by Amendment No. 1 to the Contribution Agreement, dated as of the date hereof, between LINN and LinnCo.

4. Conduct of Business by the Company. Section 5.1(b) is hereby amended as follows:

(a) Clause (Q) is hereby amended by deleting “and” at the end of the clause.

(b) Clause (R) is hereby amended and restated in its entirety as follows:

“(R) shall not, and shall not permit any of its Subsidiaries to, on or after November 3, 2013, implement or otherwise enter into any Derivative transaction with respect to Hydrocarbon production, other than that entered into at the direction or with the express consent of the Linn Parties; and”

(c) A new clause (S) is hereby added to Section 5.1(b) as follows:

“(S) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions that are prohibited pursuant to clauses (A) through (R) of this Section 5.1(b).”

5. End Date. Section 7.1(b) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“(b) by any Linn Party or the Company, if the Mergers shall not have been consummated on or prior to January 31, 2014 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a party if the failure of the Closing to occur by such date shall be due to the material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in this Agreement;”

6. Amendment to Company Disclosure Schedule. Section 5.1 of the Company Disclosure Schedule is amended as set forth in Exhibit A hereto.

7. Representations and Warranties of the Company. The Company represents and warrants to the Linn Parties as follows:

(a) Each Company Party has the requisite corporate power and authority to execute and deliver this Amendment and, subject to the receipt of the Company Stockholder Approval, to consummate the Transactions. The execution and delivery of this Amendment have been duly and validly authorized by the Board of Directors of each Company Party. This Amendment has been duly and validly executed and delivered by the Company Parties that are party thereto and, assuming due and valid authorization, execution and delivery hereof by each Linn Party, this Amendment constitutes the legal, valid and binding agreement of each such Company Party and is enforceable against such Company Party in accordance with its terms, subject to the Remedies Exceptions.

(b) The Board of Directors of the Company has received the opinion of Credit Suisse Securities (USA) LLC to the effect that, as of the date hereof and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the aggregate number of LinnCo Common Shares to be received collectively by the holders of Company Common Stock in the Mergers pursuant to the Merger Agreement, as amended by this Amendment, is fair, from a financial point of view, to the holders of Company Common Stock.

8. Representations and Warranties of the Linn Parties. Each Linn Party represents and warrants to the Company Parties as follows:

(a) Each Linn Party has all necessary limited liability company power and authority to execute and deliver this Amendment and, subject to the receipt of the LinnCo Shareholder Approvals and the Linn Member Approval, to consummate the Transactions, including the LinnCo Merger and the Contribution. The execution and delivery of this Amendment have been duly and validly authorized by all necessary action on the part of each Linn Party. The Board of Directors of LinnCo, acting in accordance with the recommendation of the Conflicts Committee of the Board of Directors of LinnCo, has approved this Amendment. The Board of Directors of Linn, acting in accordance with the recommendation of the Conflicts Committee of the Board of Directors of Linn, has approved this Amendment. LinnCo, as the sole member of LinnCo Merger Sub, has approved this Amendment. This Amendment has been duly and validly executed and delivered by each Linn Party and, assuming due and valid authorization, execution and delivery hereof by each Company Party, is the valid and binding obligation of each Linn Party, enforceable against each of them in accordance with its terms, subject to the Remedies Exceptions.

(b) The Board of Directors of LinnCo has received the opinion of Citigroup Global Markets Inc. to the effect that, as of the date thereof and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the Exchange Ratio (as amended pursuant to this Amendment) is fair, from a financial point of view, to LinnCo.

(c) The Conflicts Committee of the Board of Directors of LinnCo has received the opinion of Evercore Group L.L.C. to the effect that, as of the date thereof and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the Contribution in exchange for the Issuance (as amended pursuant to this Amendment) is fair, from a financial point of view, to LinnCo.

(d) The Conflicts Committee of the Board of Directors of Linn has received the opinion of Greenhill & Co., LLC to the effect that, as of the date thereof and subject to the assumptions, limitations, qualifications and other matters set forth therein, the Issuance and the Contribution pursuant to the Merger Agreement, as amended by this Amendment, and the Contribution Agreement, as amended by this Amendment, is fair, from a financial point of view, to Linn.

9. References. Each reference in the Merger Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import referring to the Merger Agreement, and all references in the Company Disclosure Schedule or the Linn Party Disclosure Schedule to “the Agreement,” shall mean and be a reference to the Merger Agreement as amended by this Amendment. Each reference in the Merger Agreement to the “Company Disclosure Schedule” shall mean and be a reference to the Company Disclosure Schedule as amended by this Amendment. All references in the Merger Agreement, the Company Disclosure Schedule and the Linn Party Disclosure Schedule to “the date hereof” or “the date of this Agreement” shall refer to February 20, 2013.

10. Effect of Amendment. This Amendment shall not constitute an amendment or waiver of any provision of the Merger Agreement not expressly amended and or waived herein and shall not be construed as an amendment, waiver or consent to any action that would require an amendment, waiver or consent except as expressly stated herein. The Merger Agreement, as amended by this Amendment, is and shall continue to be in full force and effect and is in all respects ratified and confirmed hereby.

11. Counterparts; Effectiveness. This Amendment may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, electronic delivery or otherwise) to the other parties. Signatures to this Amendment transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

12. Governing Law. This Amendment, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Amendment or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

13. Other Miscellaneous Terms. The provisions of Article VIII (Miscellaneous) of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

BERRY PETROLEUM COMPANY

By:	/s/ Robert F. Heinemann
	Name:	Robert F. Heinemann
	Title:	President, Chief Executive Officer and Director

BACCHUS HOLDCO, INC.

By:	/s/ Davis O. O’Connor
	Name:	Davis O. O’Connor
	Title:	President

BACCHUS MERGER SUB, INC.

By:	/s/ Davis O. O’Connor
	Name:	Davis O. O’Connor
	Title:	President

[Signature Page to Amendment No. 1 to the Merger Agreement]

LINNCO, LLC

By:	/s/ Mark E. Ellis
	Name:	Mark E. Ellis
	Title:	Chairman, President and Chief
Executive Officer

LINN ACQUISITION COMPANY, LLC

By:	/s/ Mark E. Ellis
	Name:	Mark E. Ellis
	Title:	Chairman, President and Chief
Executive Officer

LINN ENERGY, LLC

By:	/s/ Mark E. Ellis
	Name:	Mark E. Ellis
	Title:	Chairman, President and Chief
Executive Officer

[Signature Page to Amendment No. 1 to the Merger Agreement]

EXHIBIT A

Item 18 in Section 5.1 of the Company Disclosure Schedule is amended by replacing the reference to “$3.0 million” with “$6.0 million.”